Accommodation Agreement

Between: Eklips Corp.

2220MeridianBlvd Suite#T8941 Minden, NV 89423, USA

And:  Ihaste Hotel Estonia

Contact person:  Andres Tamm

Address:  Pallase pst 25/27, Tartu, Estonia 50606

Have agreed as follows:

1.

Commission percentage shall be 10%

2.

The Agreement is only effective after approval and confirmation by Eklips Corp.

3.

This Agreement is subject to and governed by the Terms and Conditions

TERMS AND CONDITIONS

1.     ACCOMMODATION OBLIGATIONS

1.1    Accommodation Information

1.1.1 Information provided by the Accommodation for inclusion on the Platforms shall include information relating to the Accommodation (including pictures, photos and descriptions), its amenities and services and the rooms available for reservation, details of the rates (including all applicable taxes, levies, surcharges and fees) and availability, cancellation and no-show policies and other policies and restrictions (the "Accommodation Information") and shall comply with formats and standards provided by Eklips Corp. The Accommodation Information shall not contain any telephone or fax numbers or e-mail (including Skype) address or social media website/app/platform (including Twitter and Facebook), with direct references to the Accommodation or its websites, apps, platform, tools or other devices, or to websites, apps, platform, tools or other devices of third parties. Eklips Corp. reserves the right to edit or exclude any information on becoming aware that it is incorrect or incomplete or in violation of the terms and conditions of this Agreement.

1.1.2 The Accommodation represents and covenants that the Accommodation Information shall at all times be true, accurate and not misleading. The Accommodation is at all times responsible for a correct and up-to-date statement of the Accommodation Information, including additional availability of rooms for certain periods or any extraordinary (material adverse) events or situations (e.g. renovation or construction at or near the facility). The Accommodation shall update the Accommodation Information on a daily basis (or such more frequent basis as may be required) and may –at any time– change via the Extranet (i) the rate of its available rooms bookable, and (ii) the number or type of available rooms.

1.1.3 The information provided by the Accommodation for the Platforms shall remain the exclusive property of the Accommodation. Information provided by the Accommodation may be edited or modified by Eklips Corp. and subsequently be translated into other languages, whereas the translations remain the exclusive property of Eklips Corp. The edited and translated content shall be for the exclusive use by Eklips Corp. on the Platforms and shall not be used (in any way or form) by the Accommodation for any other distribution or sales channel or purposes. Changes to or updates of the descriptive information of the Accommodation are not allowed unless prior written approval has been obtained from Eklips Corp.

1.1.4 Unless Eklips Corp. agrees otherwise, all changes, updates and/or amendments of the Accommodation Information (including rates, availability, rooms) shall be made by the Accommodation directly and online through the Extranet or such other ways as Eklips Corp. may reasonably indicate. Updates and changes in respect to pictures, photos and descriptions will be as soon as reasonably possible processed by Eklips Corp.

1.2    Parity and room restrictions

1.2.1 The Accommodation shall give Eklips Corp. rate and availability parity ("Parity").

Rate Parity means the same or better rates for the same accommodation, same room type, same dates, same bed type, same number of guests, same or better restrictions and policies such as breakfast, reservation changes and cancellation policy as are available on the Accommodation’s websites, apps or call centers (including the customer reservation system) , or directly at the Accommodation, with any competitor of Eklips Corp. (which includes any online or offline reservation or booking agency or intermediary) and/or with any other (online or offline) third party that is a business partner of or in any other way related with or connected to the Accommodation. Rate parity does not apply in respect to rates intended for a closed user group ("closed user group" means a group with defined limitations where membership is not automatic and where: (i) consumers actively opt in to become a member, (ii) any online or mobile interface used by closed user group members is password protected, (iii) closed user group members have completed a customer profile, and (iv) the consumer to which the rate is offered or made available has already made at least one prior booking as a member of the closed user group) provided that such rates are not (directly or indirectly) publicly (made) available. In the event that a closed user group rate is (directly or indirectly) publicly (made) available by the Accommodation, a (direct/indirect) competitor of Eklips Corp. or on any third party (platform) (including any (meta-) search engine or price comparison website), Eklips Corp. is entitled to rate parity for such rate.

Availability Parity means that the Accommodation shall provide Eklips Corp. with such availability (i.e. rooms available for booking at the Platform) that are at least as favorable as those provided to any competitor of Eklips Corp. (which includes any online or offline reservation or booking agency or intermediary) and/or with any other (online or offline) third party that is a business partner of or in any other way related with or connected to the Accommodation.

1.2.2 The restrictions and conditions (including the room price) for rooms made available for reservation on the Eklips Corp. Platform shall at all times be in accordance with Clause 1.2.1 and make sense for all parties involved (including consumers).

1.2.3 Eklips Corp. shall be entitled to give a discount on the room price – at its own costs up to the level of the Commission – to its closed user group members.

1.3 Commission

1.3.1 For each reservation made on the Platforms by a Guest for a Room, the Accommodation shall pay Eklips Corp. a commission (the "Commission") calculated in accordance with Clause

1.3.2. Payment shall be made in accordance with Clause 1.4.

The aggregate Commission per reservation is equal to the multiple of (i) the number of nights stayed at the Accommodation by the Guest, (ii) the booked rate per room per night (excluding sales taxes and such other applicable national, governmental, provincial, state, municipal or local taxes or levies (the "Taxes")) and such other extras, fees and surcharges which are included in the offered rate at the time of booking of the room by a Guest on the Platforms (such as breakfasts, meals (half board or full board), bicycle rental, late check-out/early check-in fees, extra person charges, resort fees, roll-away beds, theater tickets, service fees, etc.), (iii) the number of booked rooms by the Guest, and (iv) the relevant Commission percentage set out in the Agreement. For the avoidance of doubt, Commission will also be charged in the event of overbooking or a no-show (unless the Accommodation has notified Eklips Corp. of the relevant no-show within 2 business days after the scheduled date of arrival of the Guest) or a charged cancellation (cancellation in violation of the free cancellation policy of the Accommodation) and shall be calculated in accordance with the confirmed booking.

1.3.3 The Accommodation is responsible for informing Eklips Corp. about applicable taxes (national, governmental, provincial, state, municipal or local), fees, charges and levies (and any changes thereof) which will be charged to the Guest by the Accommodation upon check-out (to the extent that such other taxes, fees and levies can be reasonably calculated upfront without further information).

1.3.4 In the event that pursuant to (amendment or entering into force of) the applicable law, rules and legislation applicable to the Accommodation, the rates must be shown to Guests inclusive of sales tax and all such other (national, governmental, provincial, state, municipal or local) taxes, fees or levies, the Accommodation shall adjust the rates through the Extranet in accordance with the terms of Clause 1.1.2 and 1.1.4 as soon as possible, but in any event within 5 business days after (i) amendment or entering into force of the relevant law, rules and legislation in this respect applicable to such Accommodation, or (ii) notification thereof by Eklips Corp..

1.3.5 The Extranet shows details of all reservations made at the Accommodation through the Platforms and the corresponding Commission. On the 1st day of each month, an online reservation statement (the "Online Reservation Statement") is available on the Extranet showing the reservations of all Guests whose date of departure fell in the previous month.

1.4    Payment of Commission

1.4.1 Commission for bookings in a calendar month that contains the (scheduled) departure date of the Guest in such month will be invoiced (save for free cancellations made through Eklips Corp. and in accordance with the cancellation policy of the Accommodation) and paid in the subsequent month in accordance with the following terms:

(a)    Invoices are processed on a monthly basis and shall be sent to the Accommodation by mail or e-mail.

(b)    The Commission invoiced with respect to a month shall be paid by the Accommodation within 14 days from the invoice date.

(c)    Payment shall be made by the Accommodation directly to Eklips Corp. by means of Direct Debit, or in case this is not available in the banking system of the bank where the payment is made from, by wire transfer (to such bank account as identified by Eklips Corp.). For the avoidance of doubt, other means of payment (such as via "payment agencies") cannot be processed by Eklips Corp. and therefore will not be accepted. The Accommodation shall bear all costs as charged by the banks for the transfer of the funds.

(d)    All Commission payments to be made under this Agreement shall be made in cleared funds, without any deduction or set-off and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority. If the Accommodation is compelled to make any such deduction or withholding, it will pay to Eklips Corp. such additional amounts as are necessary to ensure receipt by Eklips Corp. of the full (net) amount as set out in the invoice which Eklips Corp. would have received but for the deduction. The Accommodation is responsible and liable for the payment and remittance of any taxes, levies, imports, duties, charges, fees and withholdings over and above the full (net) Commission payment due from the Accommodation to Eklips Corp..

(e)    The commission invoiced with respect to a month shall be paid by the Accommodation in the relevant currency (and if applicable at the exchange rate) as specified in the invoice. Eklips Corp. may at its sole discretion prepare invoices either in a major currency (e.g. EUR/USD) or the relevant local currency of the Accommodation and subsequently convert the relevant final amount in the local currency or a major currency on the basis of the exchange rate of the last day of the relevant month for which the invoice is issued (and not on the day of check-out). The exchange rate used shall be the interbank rate (closing rate as of 4 P.M. EST) as used or promulgated by major international financial banks or service companies from time to time selected by Eklips Corp.

1.4.2 The Accommodation is responsible for withholding and reporting relevant taxes (i.e. mentioned above in 1.4.1 under d) applicable to the Commission due to Eklips Corp. according to the relevant tax regulations and the practices and requests of the tax authorities. The Accommodation shall bear and be responsible for the payment and remittance of the taxes applicable to the Commission (payments) and the associated late payment interests and penalties imposed by the tax authority for failing to withhold and report any taxes applicable to the Commission. If required, the Accommodation shall be solely responsible to negotiate and agree with the relevant tax authorities on the tax treatments of the Commission (payments). The Accommodation shall upon first request of Eklips Corp. provide Eklips Corp. with (scanned/photo-) copies of tax payment certificates/tax exemption certificates upon each remittance of the Commission. The Accommodation represents and covenants that it is duly registered with all relevant tax authorities (including applicable statutory (local) revenue collection authorities) as a hotel or other accommodation provider.

1.4.3 In the event of a dispute between Eklips Corp. and the Accommodation (e.g. on the amount of the Commission), any undisputed amount of the Commission will be paid in accordance with the terms of this Agreement, notwithstanding the status or nature of the dispute.

1.4.4 In the case of late payment, Eklips Corp. reserves the right to claim statutory interest, to suspend its service under the Agreement (e.g. by suspending the Accommodation from the Platforms), and/or to ask for a bank guarantee or other form of financial security from the Accommodation.

1.4.5 The Accommodation shall upon first request of Eklips Corp. pay a deposit the amount of which shall be at least equal to the sum of the 3 highest invoices of operations with Eklips Corp. or such other amount as determined by Eklips Corp. at its discretion (the "Deposit"). The Deposit will be held by Eklips Corp. as a security for performance of the (payment) obligations of the Accommodation under the Agreement. Upon termination of this Agreement, the Deposit, or any balance thereof after deducting outstanding Commission, shortfall payments and other costs due to Eklips Corp. will be repaid to the Accommodation within 30 days after settlement in full of the outstanding obligations and liabilities (including the payment of the outstanding Commission). Upon first request of Eklips Corp., the Accommodation shall pay as further Deposit such additional amount as requested by Eklips Corp. if the outstanding Commission exceeds the Deposit or if the Accommodation frequently fails to pay the Commission when due. At any point during the term of the Agreement, Eklips Corp. will monitor the (payment) performance of the Accommodation and may decide to repay the Deposit to the Accommodation after review (using criteria at the discretion of Eklips Corp.). The amount of the Deposit shall in no way limit or cap the liability of the Accommodation under this Agreement. The Deposit shall not bear any interest.

1.5    Reservation, Guest Reservation, complaints and Best Price Guarantee

1.5.1 When a reservation is made by a Guest on the Platform, the Accommodation shall receive a confirmation for every reservation made via Eklips Corp., which confirmation shall include the date of arrival, the number of nights, the room type (including smoking preference (if available)), the room rate, the Guest's name, address and credit card details (collectively "Customer Data") and such other specific request(s) made by the Guest. Eklips Corp. is not responsible for the correctness and completeness of the information (including credit card details) and dates provided by Guests and Eklips Corp. is not responsible for the payment obligations of the Guests relating to their (online) reservation. For the avoidance of doubt, the Accommodation shall on a regular basis (but at least on a daily basis) check and verify on the Extranet (the status of) the reservations made.

1.5.2 By making a reservation through the Platforms a direct contract (and therefore legal relationship) is created solely between the Accommodation and the Guest (the "Guest Reservation").

1.5.3 The Accommodation is bound to accept a Guest as its contractual party, and to handle the online reservation in compliance with the Accommodation Information (including rate) contained on the Platforms at the time the reservation was made and the reservation confirmation, including any supplementary information and/or wishes made known by the Guest.

1.5.4 Other than the fees, extras and (sur-)charges as set out in the confirmed booking, the Accommodation shall not charge the customer any transaction/administration fee or charge for the use of any payment method (e.g. credit card charge).

1.5.5 Complaints or claims with respect to (the products or service offered, rendered or provided by) the Accommodation or specific requests made by Guests are to be dealt with by the Accommodation, without mediation by or interference of Eklips Corp.. Eklips Corp. is not responsible for and disclaims any liability with respect to such claims from the Guests. Eklips Corp. may at all times and at its sole discretion (a) offer customer (support) services to a Guest, (b) act as intermediate between the Accommodation and a Guest, (c) provide –at the costs and expenses of the Accommodation– alternative accommodations of an equal or better standard in the event of an overbooking or other material irregularities or complaints with respect to the Accommodation, or (d) otherwise assist a Guest in its communication with or actions against the Accommodation.

1.5.6 In the event of a valid claim of a Guest under the Best Price Guarantee, Eklips Corp. shall promptly notify the Accommodation of such claim and provide the Accommodation with the relevant details of the claim. The Accommodation shall immediately adjust –to the extent applicable– the rate(s) made available at the Eklips Corp. Platform such that the lower rate is available for further booking(s). Furthermore, the Accommodation shall immediately adjust the rate in the reservation made by the relevant Guest in its administration. Upon check-out of the Guest, the Accommodation shall offer the room for the lower rate and shall either (i) settle the difference between the booked rate and the lower rate by charging the Guest for the lower rate, or (ii) refund (in cash) to the Guest the difference between the two rates.

1.6    Overbooking and cancellation

1.6.1 The Accommodation shall provide the rooms booked and in the event that the Accommodation is not able to meet its obligations under this Agreement for any reason whatsoever, the Accommodation shall promptly inform Eklips Corp. via Customer Service customer.service@Eklips.com ; whereas the subject line of each e-mail shall state "overbooking"). Unless Eklips Corp. has arranged alternative accommodations (to be verified by the Accommodation with Eklips Corp.), the Accommodation will use its best endeavors to procure alternative arrangements of equal or superior quality at the expense of the Accommodation and in the event that no Room is available on arrival, the Accommodation will:

(a)    find suitable alternative accommodations of an equal or better standard to the Accommodation holding the Guest’s guaranteed booking;

(b)    provide free private transportation to the alternative accommodations for the Guest and other members of the Guest’s party who are listed in the Guest’s guaranteed booking, and

(c)    reimburse and compensate Eklips Corp. and/or the Guest for all reasonable costs and expenses (e.g. costs of alternative accommodations, transportation, telephone costs) made, suffered, paid or incurred by the Guest and/or Eklips Corp. due to or caused by the overbooking. Any amount charged by Eklips Corp. in this respect shall be paid within 14 days after receipt of the invoice.

1.6.2 The Accommodation is not allowed to cancel any online reservation.

1.6.3 Cancellations made by Guests before the time and date beyond which a cancellation fee applies will not attract commission. Cancellations made by Guests after the time and date beyond which a cancellation fee applies will attract commission in accordance with the terms of this Agreement.

1.7    Credit Card guarantee

1.7.1 Guarantee of the booking is based on the credit card details provided by the Guest or the person responsible for the booking. The Accommodation shall at all times accept all major credit cards (including Master Card, Visa and American Express) for guarantee of a booking. The Accommodation is responsible for the verification of the validity of these credit card details, the (pre-) authorization of the credit card and the limit of credit on the date of the overnight stay(s) booked. The Accommodation shall, upon receipt of a booking, promptly verify and pre-authorize the credit card. If the credit card offers no guarantee, the Accommodation will immediately notify Eklips Corp., which subsequently invites the Guest to guarantee the booking in an alternative manner. If the Guest is unable or unwilling to do this, Eklips Corp. may cancel the booking upon request of the Accommodation. If the credit card (or any alternative guarantee made by the Guest) is not effective or valid for any reason, this shall always be at the risk and for the account of the Accommodation. Bookings which are canceled by Eklips Corp. pursuant to this Clause 1.7.1 will not attract any Commission.

1.7.2 The Accommodation shall be responsible for charging the Guest for the consumed stay, no-show fee or charged cancellation (including applicable Taxes for which the Accommodation shall be liable and remit to the relevant tax authorities). Credit cards shall be charged in the same currency as set out in the reservation of a Guest. To the extent that this is not possible, the Accommodation may charge the credit card of the Guest in a different currency with a reasonable and fair exchange rate.

1.7.3 In the event of offering rooms for cash payment only, no credit card details will be made available by Eklips Corp. to the Accommodation as guarantee for the booking.

1.8    Security of Credit Card Data

1.8.1 The Accommodation is required to comply, and to have its service providers comply on an ongoing basis, with the requirements, compliance criteria and validation processes as set forth in the Payment Card Industry ("PCI") Data Security Standard as promulgated from time to time by the major credit card companies.

1.8.2 The Accommodation acknowledges that it is responsible for the security of cardholder data it processes within the context of this Agreement and Eklips Corp. acknowledges that it is responsible for the security of cardholder data it processes within the context of this Agreement.

1.9      Direct marketing to Guests

The Accommodation agrees not to specifically target Guests that have been obtained via Eklips Corp. in either online or offline marketing promotions or solicited or unsolicited mail.

1.10 Extranet

Eklips Corp. will provide the Accommodation with a user ID and password which allows the Accommodation to access the Extranet. The Accommodation shall safeguard and keep the user ID and password confidential and safely stored and not disclose it to any person other than those who need to have access to the Extranet. The Accommodation shall immediately notify Eklips Corp. of any (suspected) security breach or improper use.

1.11 Force Majeure Event

In the event of a Force Majeure Event, the Accommodation shall not charge (and shall repay (if applicable)) the Guests affected by the Force Majeure Event any fee, costs, expenses or other amount (including the (non-refundable) rate or the no-show, (change of) reservation or cancellation fee) for (i) any cancellation or change of the reservation made by the Guests, or (ii) that part of the reservation that was not consumed, due to the Force Majeure Event. In the event of reasonable and justified doubt, the Accommodation may ask a Guest to provide reasonable evidence of the causality between the Force Majeure Event and cancellation, no-show or change of reservation (and provide Eklips Corp., upon request, with a copy of such evidence). In order for Eklips Corp. to register any cancellation, no-show or amendment of the reservation due to a Force Majeure Event, the Accommodation shall inform Eklips Corp. within 2 business days after (a) the scheduled arrival date of the no-show or cancellation, or (b) check- out, the number of days actually stayed. Eklips Corp. will not charge any commission in the event of a registered no-show or cancellation or over that part of the booking which is not consumed due to the Force Majeure Event.

2.     RANKING, GUEST REVIEWS AND MARKETING

2.1    Ranking

2.1.1 The order in which the Accommodation is listed on the Platforms (the "Ranking"), is determined automatically and unilaterally by Eklips Corp. Ranking is based on and influenced by various factors, including but not limited to the commission percentage (to be) paid by the Accommodation, the minimum availability stated by the Accommodation, the number of bookings related to the number of visits to the relevant Accommodation’s page on the Platform (the "Conversion"), the volume realized by the Accommodation, the ratio of cancellations, the guest review scores, the customer service history, the number and type of complaints from Guests and the on-time payment record of the Accommodation.

2.1.2 The Accommodation has the ability to influence its own ranking by changing the commission percentage and availability for certain periods, and continuously improving the other factors. The Accommodation shall not make any claim against Eklips Corp. regarding the

Ranking of Accommodation; the Ranking system is automated. The automated Ranking (as defined hereafter) system uses on-time payment as a factor so failure to pay Commissions on time will result in a lower Ranking.

2.2    Guest reviews

2.2.1 Guests who have stayed at the Accommodation will be asked by Eklips Corp. to comment on their stay at the Accommodation and to provide a score for certain aspects of their stay.

2.2.2 Eklips Corp. reserves the right to post these comments and scores on the Platforms. The Accommodation acknowledges that Eklips Corp. is a distributor (without any obligation to verify) and not a publisher of these comments.

2.2.3 Eklips Corp. gives its best effort to monitor and review Guest reviews with respect to obscenities or the mention of an individual’s name. Eklips Corp. reserves the right to refuse, edit or remove unfavorable reviews in the event that such reviews include obscenities or mention an individual’s name.

2.2.4 Eklips Corp. will not enter into any discussion, negotiation or correspondence with the Accommodation with respect to (the content of, or consequences of the publication or distribution of) the Guest reviews.

2.2.5 Eklips Corp. shall not have and disclaims any liability and responsibility for the content and consequences of (the publication or distribution of) any comments or reviews howsoever or whatsoever.

2.2.6 The guest reviews are for exclusive use by Eklips Corp. and can be made available on such Platforms as from time to time made available by Eklips Corp. Eklips Corp. exclusively retains ownership of all rights, title and interest in and to (all intellectual property rights of) the guest reviews and the Accommodation is not entitled to (directly or indirectly) publish, market, promote, copy, scrape, (hyper-/deep)link to, integrate, obtain, utilize, combine, share or otherwise use the guest reviews without prior written approval of Eklips Corp..

2.3 (Online) marketing and PPC advertising

2.3.1 Eklips Corp. is entitled to promote the Accommodation using the Accommodation’s name(s) in online marketing, including e-mail marketing and/or pay-per-click (PPC) advertising. Eklips Corp. runs online marketing campaigns at its own costs and discretion.

2.3.2 The Accommodation is aware of the working methods of search engines, such as spidering of content and ranking of URLs. Eklips Corp. agrees that if the Accommodation becomes aware of behavior by Third Party Platforms that breaches the Accommodation’s Intellectual Property Rights, then the Accommodation will notify Eklips Corp. in writing with details of the conduct and Eklips Corp. will use its commercially reasonable endeavors to ensure that the relevant third party takes steps to remedy the breach.

2.3.3 The Accommodation agrees not to specifically target the Eklips Corp. brand directly through keyword purchases that use Eklips Corp.’s Intellectual Property Rights.

3.     INDEMNIFICATION AND LIABILITY

3.1    Each Party (the "Indemnifying Party") shall be liable towards, and compensate, indemnify and hold the other Party (or its directors, officers, employees, agents, affiliated companies and subcontractors) (the "Indemnified Party") harmless for and against any direct damages, losses

(excluding any loss of production, loss of profit, loss of revenue, loss of contract, loss of or damage to goodwill or reputation, loss of claim or any special, indirect or consequential losses and/or damages), liabilities, obligations, costs, claims, claims of any kind, interest, penalties, legal proceedings and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually paid, suffered or incurred by the Indemnified Party pursuant to:

(i)     a breach of this Agreement by the Indemnifying Party, or

(ii)  any claim from any third party based on any (alleged) infringement of the third party's Intellectual Property Right by the Indemnifying Party.

3.2    The Accommodation shall fully indemnify, compensate and hold Eklips Corp. (or its directors, officers, employees, agents, affiliated companies and subcontractors) harmless for and against any liabilities, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), damages, losses, obligations, claims of any kind, interest, penalties and legal proceedings paid, suffered or incurred by Eklips Corp. (or its directors, officers, agents, affiliated companies and subcontractors) in connection with:

(i)    all claims made by Guests concerning inaccurate, erroneous or misleading information of the Accommodation on the Platforms;

(ii)  all claims made by Guests concerning or related to a stay at the Accommodation, overbooking or (partly) canceled or wrong reservations or repayment, refund or recharge of the Room Price;

(iii)    to the extent that any claims under or pursuant to the Best Price Guarantee are not settled between the Guest and the Accommodation upon check-out of the Guest (by payment of the lower rate), all claims made by Guests regarding or pursuant to the Best Price Guarantee;

(iv)    all other claims from Guests which are wholly or partly attributable to or for the risk and account of the Accommodation (including its directors, employees, agents, representatives and the premises of the Accommodation) (including claims related to (lack of) services provided or product offered by the Accommodation) or which arise due to tort, fraud, willful misconduct, negligence or breach of contract (including the Guest Reservation) by or attributable to the Accommodation (including its directors, employees, agents, representatives and the premises of the Accommodation) with respect to a Guest or its property; and

(v)  all claims against Eklips Corp. in relation to or as a result of the failure of the Accommodation to pay, (a) properly register with relevant tax authorities, or (b) pay, collect, remit or withhold any applicable Taxes, fees and (sur)charges levied or based on the services or other charges hereunder in the relevant jurisdiction (including room price and commission payments).

3.3    Except as otherwise provided for in this Agreement, the maximum liability of one Party to any other party in aggregate for all claims made against such party under or in connection with this Agreement in a year shall not exceed the aggregate commission received or paid by such Party in the preceding year or EUR 100,000 (whichever is higher), unless in the event of tort, fraud, willful misconduct, gross negligence, deliberate non-disclosure or deliberate deception on the part of the liable Party (i.e. the Indemnifying Party), in which event the limitation of liability is not applicable for such liable party. Parties agree and acknowledge that none of the limitations of liability set out in Clause 3 shall apply to any of the indemnifications with respect to third-party claims (e.g. claims from Guests as described in 3.2) or third-party liabilities.

3.4    In the event of a third-party claim, Parties shall act in good faith and use their commercially reasonable efforts to consult, cooperate and assist each other in the defense and/or settlement of such claim, whereas the indemnifying Party shall be entitled to take over a claim and assume the defense (in consultation and agreement with the indemnified Party and with due observance of both Parties' interests), and neither Party shall make any admission, file any papers, consent to the entry of any judgment or enter into any compromise or settlement without the prior written consent of the other Party (which shall not unreasonably be withheld, delayed or conditioned).

3.5    In no event shall any Party be liable to any other Party for any indirect, special, punitive, incidental or consequential damages or losses, including loss of production, loss of profit, loss of revenue, loss of contract, loss of or damage to goodwill or reputation, loss of claim, whether such damages are (alleged as) a result of a breach of contract, tort or otherwise (even if advised of the possibility of such damages or losses). All such damages and losses are hereby expressly waived and disclaimed.

4.     TERM, TERMINATION AND SUSPENSION

4.1    Unless agreed otherwise, this Agreement shall commence on the date hereof for indefinite period of time. Each Party may terminate this Agreement at any time and for any reason, by written notice to the other Party with due observance of a notice period of 14 days.

4.2 Each Party may terminate this Agreement (and close the Accommodation on the Platforms) or suspend this Agreement with respect to the other Party, with immediate effect and without a notice of default being required in case of:

(a) a material breach by the other Party of any term of this Agreement (e.g. delay of payment, insolvency, breach of rate parity guarantee, the provision of wrong information or receipt of a significant number of Guest complaints); or

(b) (filing or submission of request for) bankruptcy or suspension of payment (or similar action or event) with respect to the other Party.

4.3 Any notice or communication by Eklips Corp. of "closure" ("close", "closed") of the Accommodation on the website (or similar wording) shall mean termination of the Agreement. After termination, suspension or closure, the Accommodation shall honor outstanding reservations for Guests and shall pay all commissions (plus costs, expenses, interest if applicable) due on those reservations in accordance with the terms of this Agreement.

4.4    The following events shall in any event be regarded as a material breach and entitle Eklips Corp. to immediately terminate (close) or suspend the Agreement (without a notice of default):

(i)    the Accommodation fails to pay Commission on or before the due date;

(ii) the Accommodation posts incorrect or misleading Accommodation Information on the Extranet;

(iii)  the Accommodation fails to maintain Information on the Extranet resulting in overbookings at the Accommodation;

(iv)   the Accommodation fails to accept a reservation at the price shown on a reservation;

(v)    the Accommodation overcharges one or more guests;

(vi)  the Accommodation charges a guest’s credit card prior to arrival of the guest without an express agreement from the guest (a guest provides express agreement if they select a non-refundable or an advance-purchase room type);

(vii)   Eklips Corp. receives one or more legitimate and serious complaint(s) from one or more guest(s) who made reservations with the Accommodation;

(viii)  misuse of the Guest review process through any behavior that results in a review appearing on the Platforms that is not an honest expression of a real stay by a real guest at the Accommodation;

(ix)   inappropriate, unlawful or unprofessional behavior towards guests or Eklips Corp. staff; or

(x) any (alleged) safety, privacy or health issues or problems with respect to the Accommodation or its facilities (the Accommodation shall at its own costs and upon first request of Eklips Corp. deliver the relevant permits, licenses, certificates or such statements issued by an independent expert evidencing and supporting its compliance with applicable (privacy, safety and health) laws and legislation).

5.      BOOKS AND RECORDS

5.1    The systems, books and records of Eklips Corp. (including Extranet, the Online Reservation Statement, faxes and/or e-mails) shall be considered conclusive evidence of the existence and receipt by the Accommodation of the reservations made by the Guest and the amount of the commission of the Accommodation or damages or costs due to Eklips Corp. under this Agreement, unless the Accommodation can provide reasonable and credible counter-evidence.

5.2    The Accommodation shall upon first request of Eklips Corp. fully cooperate and assist Eklips Corp. with (and disclose all reasonably requested information with respect to) the identification of the (ultimate) owner, manager and/or controller of the Accommodation.

6.     CONFIDENTIALITY

6.1    Parties understand and agree that in the performance of this Agreement, each Party may have access to or may be exposed to, directly or indirectly, confidential information of the other party (the "Confidential Information"). Confidential Information includes Customer Data, transaction volume, marketing and business plans, business, financial, technical, operational and such other non-public information that either a disclosing party designates as being private or confidential or of which a receiving party should reasonably know that it should be treated as private and confidential.

6.2    Each Party agrees that: (a) all Confidential Information shall remain the exclusive property of the disclosing party and receiving party shall not use any Confidential Information for any purpose except in furtherance of this Agreement; (b) it shall maintain, and shall use prudent methods to cause its employees, officers, representatives, contracting parties and agents (the "Permitted Persons") to maintain, the confidentiality and secrecy of the Confidential Information; (c) it shall disclose Confidential Information only to those Permitted Persons who need to know such information in furtherance of this Agreement; (d) it shall not, and shall use prudent methods to ensure that the Permitted Persons do not, copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (e) it shall return or destroy all ((hard and soft) copies of) Confidential Information upon written request of the other Party.

6.3    Parties shall use commercially reasonable efforts to safeguard the confidentiality and privacy of Customer Data and to protect it from unauthorized use or release. Each party agrees to comply with all applicable (data and privacy) laws, rules and regulations of the jurisdiction where such Party is incorporated (including (if applicable) Directives 95/46/EC and 2002/58/EC (as amended) on the processing of personal data and the protection of privacy).

Eklips Corp.

The Accommodation Property

Name:Dmitri Sisko

Name: Ihaste Hotel Estonia

Date:24.07.2014

Date:24.07.2014

______________________                                                                 __________________

Signature: Dmitrij Sisko

Signature:Manager

                                                                                                              Andres Tamm